SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

   Date of report (Date of earliest event reported): September 21, 2000

                           ENDOSONICS CORPORATION
             (Exact Name of Registrant as Specified in Charter)

                                  Delaware
               (State or Other Jurisdiction of Incorporation)


               0-19880                            68-0028500
      (Commission File Number)        (IRS Employer Identification No.)

         2870 Kilgore Road
     Rancho Cordova, California                     95670
(Address of Principal Executive Offices)          (Zip Code)


 Registrant's telephone number, including area code:  (916) 638-8008


                               Not Applicable
       (Former name or former address, if changed since last report)



ITEM 1.     CHANGES IN CONTROL OF REGISTRANT

      On September 19, 2000, JOMED N.V., a corporation organized under the laws of The Netherlands ("Parent"), through JOMED Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), accepted for purchase 16,463,039 shares of the common stock, par value $.001 per share (the "Shares"), of EndoSonics Corporation, a Delaware corporation (the "Company"), that had been validly tendered and not withdrawn pursuant to Purchaser's tender offer for all of the outstanding Shares at $11.00 per Share, net to the seller in cash (the "Offer"). The Shares purchased pursuant to the Offer constitute approximately 90.59% of the Shares issued and outstanding and, when combined with the 268,100 Shares already owned by Parent, equal 92.07% of the Shares issued and outstanding. The Offer was made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 5, 2000, by and among the Company, Parent and Purchaser, which provides for, among other things, the making of the Offer by Purchaser and, following the consummation of the Offer, the merger of Purchaser with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger.

      On September 21, 2000, a Certificate of Merger was filed with the Secretary of State of the State of Delaware pursuant to which the Merger of the Purchaser and the Company was consummated, as a result of which the Company became a wholly-owned subsidiary of Parent.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (c)   Exhibits.

      Exhibit Number                 Description
      --------------                 -----------

            99.1              Press Release issued on September 22, 2000



                                SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  September 22, 2000           ENDOSONICS CORPORATION


                                    By:  /s/ Reinhard Warnking
                                        ----------------------------
                                        Name:  Reinhard Warnking
                                        Title: Chairman and CEO